VSE CORPORATION

  2550 Huntington Avenue, Alexandria, Virginia 22303-1499




                                         Notice of 2005
                                         Annual Meeting of
                                         Stockholders and
                                         Proxy Statement


Fellow Stockholders:

       You are cordially invited to attend the annual meeting of stockholders of VSE Corporation to be held on Tuesday, May 3, 2005, commencing at 10:00 a.m., Washington, D.C. time, at the VSE Corporation Building, 2550 Huntington Avenue, Alexandria, Virginia 22303-1499. The matters expected to be considered at the annual meeting are described in the accompanying notice of meeting and proxy statement.

       At the meeting we will also review the activities of the company during the past year and its current activities. Stockholders will have an opportunity to ask questions. I hope you will be able to join us.

       To ensure that your VSE common stock is voted at the meeting, please promptly sign and date the enclosed proxy card and return it to VSE in the enclosed envelope. Your vote is important.

       Please note the location for this meeting. The VSE Corporation Building is located at 2550 Huntington Avenue, Alexandria, Virginia 22303-1499, just off I-95/I-495 at Exit 176 (Telegraph Road - South). The building is also within walking distance of the Huntington Avenue Metro Station (Yellow Line), using the Lower Level exit to Huntington Avenue.

                                         Very truly yours,

                                         VSE CORPORATION


                                         /s/ D. M. Ervine

                                         D. M. Ervine
                                         Chairman, President, CEO and COO

April 1, 2005





VSE CORPORATION
       2550 Huntington Avenue, Alexandria, Virginia 22303-1499


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 3, 2005

To the Stockholders of VSE Corporation:

       Notice is hereby given that the annual meeting of stockholders of VSE Corporation, a Delaware corporation ("VSE"), will be held on Tuesday, May 3, 2005, commencing at 10:00 a.m., Washington, D.C. time, at the VSE Corporation Building, 2550 Huntington Avenue, Alexandria, Virginia 22303-1499, for the following purposes:

       1. To elect seven directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

       2. To ratify the appointment of Ernst & Young LLP as VSE's independent certified public accountants for the fiscal year ending December 31, 2005; and

       3. To transact such other business as may properly come before the meeting or any adjournment thereof.

       Only record holders of VSE common stock as of the close of business on March 21, 2005, will be entitled to notice of, and to vote at, the meeting or any adjournments thereof. The list of stockholders entitled to vote at the meeting or any adjournments thereof will be open to the examination of any stockholder during the 10 days prior to the meeting at VSE's offices located at 2550 Huntington Avenue, Alexandria, Virginia 22303-1499, during ordinary business hours.

       The VSE Corporation 2004 Annual Report to Stockholders, which contains consolidated financial statements and other information of interest to stockholders, accompanies this proxy material.

       EVEN IF YOU EXPECT TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY. TO RETURN YOUR PROXY YOU MAY USE THE SELF-ADDRESSED STAMPED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE YOUR SHARES PERSONALLY.

                                             By Order of the Board of Directors

                                             /s/ C. S. Weber

                                             C. S. Weber, Secretary
April 1, 2005


                               VSE CORPORATION

                      __________________________________

                               PROXY STATEMENT
                        Annual Meeting of Stockholders
                          to be held on May 3, 2005
                      __________________________________


                                 INTRODUCTION

General

       This proxy statement is being furnished to the stockholders of VSE Corporation, a Delaware corporation ("VSE" or the "Company"), in connection with the solicitation of proxies by VSE's board of directors (the "Board") for use at VSE's annual meeting of stockholders to be held on Tuesday, May 3, 2005, commencing at 10:00 a.m., Washington, D.C. time, at the VSE Corporation Building, 2550 Huntington Avenue, Alexandria, Virginia 22303-1499, and at any adjournments thereof for the purposes specified in the accompanying notice of meeting (the "Meeting").

       The mailing address of VSE's principal executive office is 2550 Huntington Avenue, Alexandria, Virginia 22303-1499. VSE's telephone number is
(703) 960-4600. This proxy statement and the accompanying notice and form of proxy are first being sent or given to the holders of VSE common stock, par value $.05 per share (the "stockholders"), on or about April 1, 2005.

       The close of business on March 21, 2005, is the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting. Holders of a majority of VSE's outstanding common stock, par value
$.05 per share (the "Stock" or "VSE Stock"), as of March 21, 2005, must be present at the Meeting, either in person or represented by proxy, to constitute a quorum for the transaction of business at the Meeting. As of the close of business on March 21, 2005, there were 2,279,625 shares of Stock outstanding and approximately 268 stockholders of record. Each stockholder is entitled to one vote for each share of Stock held of record as of the close of business on March 21, 2005, on all matters which may be submitted to the stockholders at the Meeting.

Voting and Revocation of Proxies

       All Stock represented by valid proxies will be voted at the Meeting in accordance with the directions on the proxies. If no direction is indicated on a proxy, the Stock represented thereby will be voted as recommended by the Board, including (a) for the election as VSE directors of the seven nominees listed below under "Election of Directors," and (b) for the ratification of the appointment of Ernst & Young LLP as VSE's independent certified public accountants for the fiscal year ending December 31, 2005.

       Votes cast by proxy or in person at the Meeting will be tabulated by the inspectors of election appointed for the Meeting. The inspectors of election will treat abstentions as Stock that is present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to stockholders for a vote. If a broker indicates on a proxy that such broker does not have discretionary authority as to certain Stock to vote on a particular matter, such shares will be included in determining the presence of a quorum, but will not be entitled to be voted with respect to such matter.

       As of the date of this proxy statement, the Board does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Meeting other than those matters specifically referred to herein. If, however, any other matters are properly presented to the Meeting for action, the proxy holders will vote the proxies, which confer authority on such holders to vote on such matters, in accordance with their best judgment. The persons named as attorneys-in-fact in the proxies are VSE officers.

       A stockholder returning a proxy to VSE may revoke it at any time before it is exercised by granting a later proxy with respect to the same Stock or by communicating such revocation in writing to VSE's secretary. In addition, any stockholder who has executed a proxy but attends the Meeting may cancel a previously given proxy by voting in person whether or not the proxy has been revoked in writing.


                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                            OWNERS AND MANAGEMENT

       The following table sets forth certain information regarding beneficial ownership of Stock as of March 21, 2005, based on VSE records, information filed with the Securities and Exchange Commission (the "SEC"), and information provided to VSE. The voting and investment powers of the Stock listed below are held solely by the reported owner unless otherwise indicated.

________________________________________________________________________________
                                       Shares beneficially       Percent of
Name of Beneficial Owner	              owned                 class
________________________________________________________________________________

Certain Beneficial Owners
-------------------------
VSE Corporation Employee
  ESOP/401(k) Plan (a)	                     281,371                12.3%

Non-Employee Directors
----------------------
Clifford M. Kendall (b)	                      26,014	             1.1%
Calvin S. Koonce (b) (c)                     524,177                23.0%
James F. Lafond (b)                              894                 *
David M. Osnos (b)                             6,188                 *
Jimmy D. Ross (b)                             10,105                 *
Bonnie K. Wachtel (b)                         30,188                 1.3%

Executive Officers and Other Director
-------------------------------------
Thomas G. Dacus (b)                            8,345                 *
Donald M. Ervine (b)                         105,597                 4.5%
Robert J. Kelly (b)                            1,250                 *
James M. Knowlton (b)                         52,596                 2.3%
Thomas R. Loftus (b)                          23,190                 1.0%
Craig S. Weber (b)                            62,922                 2.7%

Group
-----
Directors, Nominees, and
  Executive Officers as a group
  (12 persons) (b) (d)	                     851,466                35.3%

*	Represents less than one percent.

(a) These shares are held in trust for the benefit of the ESOP/401(k) Plan participants. Three VSE officers serve as Plan trustees. The Plan participants have voting power over 221,871 shares allocated to their respective ESOP accounts, while the Plan trustees share voting and investment power over the remaining 59,500 shares. The mailing address for the ESOP/401(k) Plan is 2550 Huntington Avenue, Alexandria, Virginia 22303-1499.

(b) Includes the following number of shares of Stock which the non-employee directors, executive officers, other directors, and all directors, nominees, and executive officers as a group (12 persons) have the right to purchase pursuant to the exercise of stock options which are exercisable within the next 60 days: Clifford M. Kendall-250, James F. Lafond-625, each of Calvin S. Koonce, David M. Osnos,
        Jimmy D. Ross, and Bonnie K. Wachtel-2,688, Thomas G. Dacus-8,250, Donald M. Ervine-50,750, Robert J. Kelly-1,250, James M. Knowlton-23,000, Thomas R. Loftus-15,250, Craig S. Weber-23,500, and all directors, nominees, and executive officers as a group (12 persons)- 133,627.

(c) Mr. Koonce's mailing address is 6550 Rock Spring Drive, Suite 600, Bethesda, Maryland 20817. Includes 58,250 shares held in brokerage accounts for which Mr. Koonce has discretionary authority.

(d) The group consists of 12 persons. The 851,466 shares beneficially owned do not include the 59,500 shares beneficially owned or controlled by the trustees of the ESOP/401(k) Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

       Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), requires VSE officers and directors and persons who own more than 10% of VSE's Stock to file reports of ownership and changes in ownership with the SEC. Such officers, directors and stockholders are required by SEC regulations to furnish VSE with copies of all such reports that they file. Based solely on a review of copies of reports filed with the SEC and written representations by certain officers and directors, VSE believes that all persons subject to the reporting requirements of Section 16(a) filed their reports on a timely basis in fiscal year 2004.

                                Proposal No. 1
                                --------------

                            ELECTION OF DIRECTORS
Nominees

       At the Meeting, stockholders will elect, by a plurality of the votes cast, seven VSE directors, who will constitute the entire Board. Each nominee listed below is currently serving as a VSE director and was elected by the stockholders at the last annual meeting of stockholders. Each nominee elected as a director will serve until the next annual meeting of stockholders and until his or her successor is elected and qualified. If any nominee should become unable to serve for any reason, the proxies will be voted for such substitute nominee as shall be designated by the Board.

       Admiral Robert J. Kelly, USN (Retired), who became a VSE director on January 1, 1996, has indicated his intention to retire from the Board and from his office as Chairman and President of VSE's wholly owned subsidiary Energetics Incorporated, and accordingly, he has not been nominated as a VSE director for the year 2005-2006.

       The seven nominees for election as VSE directors and certain information regarding them are as follows:

Name and Principal Occupation	                         Age	 Director since
_____________________________                            ___     ______________

Donald M. Ervine                                          68          1987
VSE Chairman of the Board and Chief Executive Officer since 1992. Also appointed President and Chief Operating
Officer in March 2002.

James F. Lafond                                           62          2003
Retired executive and certified public accountant. From
1998 to 2002, Mr. Lafond was Washington Area Managing
Partner, Pricewaterhouse-Coopers LLP. He previously served in various leadership positions at Coopers &
Lybrand (1964 to 1998). He is also a director of WGL
Holdings, Inc.

Clifford M. Kendall                                       73	      2001
Private Investor. Mr. Kendall is Chairman of the Board of Regents of the University System of Maryland, and he is a director of Washington Real Estate Investment
Trust. Mr. Kendall was one of the founders of Computer
Data Systems, Inc., in 1968, and he served as its Chairman and Chief Executive Officer from 1970 to 1991 and as Chairman until December 1997.

Calvin S. Koonce                                          67          1992
Chairman, Koonce Securities, Inc., a securities broker/dealer firm (for more than the past five years).

David M. Osnos                                            73          1968
Of counsel (previously senior partner) at Arent Fox
PLLC, attorneys-at-law (for more than the past five years). He is also a director of EastGroup Properties, Inc., and Washington Real Estate Investment Trust.

Jimmy D. Ross                                             68          1994
General, U.S. Army (Ret.), formerly Commanding General,
U.S. Army Materiel Command. General Ross is a senior logistics consultant for, and from 2000 to 2003 was an executive officer of, Cypress International, Inc., a defense business development consulting firm.

Bonnie K. Wachtel                                         49          1991
Vice President and General Counsel, Wachtel & Co.,
Inc., Brokers and Underwriters (for more than the past five years). She is also a director of Integral Systems, Inc., and Information Analysis Incorporated.

Board of Directors, Committees and Corporate Governance

       There are currently eight members of our Board, and after the Meeting our Board will have seven members. Except for Mr. Ervine, who serves as VSE's Chairman, President, Chief Executive Officer and Chief Operating Officer, and Admiral Kelly, who is retiring from the Board, all of our current directors are

"independent" as defined by the applicable rule of The NASDAQ Stock Market, Inc. ("NASDAQ"). The independent directors regularly have the opportunity to meet without Mr. Ervine and Admiral Kelly in attendance. During the last fiscal year, there were five regular Board meetings and one special Board meeting, and no director attended (during the period which he or she was a director) less than 75% of the aggregate of (a) the total number of Board meetings (in person or by telephone) and (b) meetings of Board committees on which he or she served (during the period that he or she served). VSE does not have a specific policy regarding attendance at the annual stockholders meeting. All directors, however, are encouraged to attend if available, and VSE tries to ensure that at least one independent director is present at the annual stockholder meetings and available to answer any stockholder questions. At last year's annual stockholders meeting four directors, including three independent directors, were present.

       The Board has an Audit Committee, a Nominating and Corporate Governance Committee, a Compensation Committee, a Finance Committee, and a Planning Committee. The current charters of the Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee are available on VSE's Internet site, www.vsecorp.com.

       Audit Committee. The primary purpose of the Audit Committee is to oversee VSE's accounting and financial reporting processes and the audits of its financial statements. The Audit Committee is directly responsible for, among other things, the appointment, compensation, retention and oversight of the Company's independent auditors.

       During the past fiscal year, the Audit Committee was composed of Mr. Lafond (Chairman), Mr. Kendall and Ms. Wachtel. All of the Audit Committee members during the past fiscal year are independent in accordance with applicable rules of the SEC and NASDAQ. Each member is able to read and understand fundamental financial statements, including the Company's balance sheet, income statement and cash flow statement. The Board has determined that Mr. Lafond is an "audit committee financial expert" as defined in Exchange Act Regulation S-K Item 401(h). During 2004, the Audit Committee met five times.

       Compensation Committee. The primary purpose of the Compensation
Committee is to recommend to the Board the compensation to be paid to the Company's Chief Executive Officer and review the salaries and bonuses of VSE's other officers. The committee also administers the Company's stock option plans and meets either independently or in conjunction with the full Board to grant options to eligible individuals in accordance with the respective plans. Awards, however, of discretionary stock option grants approved by the Compensation Committee are subject to ratification by the Board. During the past fiscal year, the Compensation Committee was composed of General Ross (Chairman), Mr. Kendall and Mr. Koonce. Each of the committee members is independent in accordance with applicable NASDAQ rules. During 2004, the Compensation Committee met five times.

       Nominating and Corporate Governance Committee. The primary purpose of the Nominating and Corporate Governance Committee is to make recommendations to the Board with respect to nominees to be proposed for election as directors and with corporate policies regarding, among other things, business conduct, securities trading, indemnification of VSE officers and directors, and conflicts of interest involving VSE officers, directors, and employees. During the past fiscal year the Committee was composed of Mr. Kendall (Chairman), Mr. Lafond, Mr. Osnos, Mr. Koonce, General Ross and Ms. Wachtel, all of whom are independent in accordance with applicable NASDAQ rules. During 2004, the Nominating and Corporate Governance Committee met two times.

       Finance Committee. The Finance Committee is primarily concerned with making recommendations to the Board with respect to VSE's capitalization and long-term funding requirements. During the past fiscal year the Committee was composed of Mr. Osnos (Chairman), Mr. Koonce and Ms. Wachtel. During 2004, the Finance Committee met two times.

       Planning Committee. The Planning Committee is primarily concerned with making recommendations to the Board with respect to business development opportunities, including acquisitions. The Committee is composed of Mr. Ervine (Chairman), Admiral Kelly, Mr. Lafond, Mr. Koonce, General Ross and Ms. Wachtel. During 2004, the Planning Committee met one time.

       Director Nominations and Qualifications. Stockholders of VSE may recommend persons to be nominated for election as directors of VSE at the annual meeting of stockholders. To be considered, such recommendation must be submitted in accordance with VSE's by-laws and must be received in writing by the secretary of VSE no later than 90 days before the date in the current year which corresponds to the date on which the annual meeting was held during the immediate prior year. (Nominations for the year 2006-2007 should be received by the secretary no later than February 2, 2006.) Such recommendation shall be accompanied by the name of the stockholder proposing the candidate, evidence that such stockholder is a beneficial owner of VSE Stock, the name of candidate being proposed for nomination, and the candidate's biographical data and qualifications.

       The policy of the Nominating and Corporate Governance Committee is to consider properly submitted stockholder nominations for candidates for Board membership as described below. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria discussed below.

       Under these criteria for Board nominations, Board members should have the highest professional and personal ethics and values, consistent with longstanding VSE values and standards. They should have broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all stockholders.

       The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. Such Committee periodically assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee will consider various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. As described above, the Nominating and Corporate Governance Committee will consider properly submitted stockholder nominations for candidates for the Board. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating and Corporate Governance Committee at a regularly scheduled meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to the Nominating and Corporate Governance Committee. Such Committee also will review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board. The Committee has not in the past retained any third party to assist in identifying nominees for Board membership.

Lead Independent Director

       The Board has established the position of Lead Independent Director. The Lead Independent Director will assist the Chairman and the other Board members in assuring effective corporate governance. Mr. Kendall, who serves as Chairman of the Nominating and Corporate Governance Committee, was appointed to serve as the Lead Independent Director.

Communications with the Board

       Individuals may communicate with the Board by submitting an e-mail to the VSE Board at board@vsecorp.com. All directors have access to this e-mail address. Communications that are intended specifically for non-employee directors should be sent to the e-mail address above to the attention of the Chair of the Nominating and Corporate Governance Committee. Communication to the Board by mail can be addressed to The Board of Directors or a particular Board member c/o VSE Corporation, 2550 Huntington Avenue, Alexandria, Virginia 22303-1499.

Code of Business Conduct and Ethics

       The Board has adopted a Code of Business Conduct and Ethics that applies to all of its directors, officers, including principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and employees. The Code is posted on VSE's Internet website www.vsecorp.com. VSE intends to satisfy the disclosure requirements under Item 10 of Exchange Act Form 8-K regarding any waiver or amendment of the Code with respect to VSE's principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such required information on VSE's Internet website.

Compensation of Directors

       During 2004 each non-employee director was compensated at an annual rate of $20,000, and the Chairman of the Audit Committee was compensated in addition at an annual rate of $5,000, with payment of all such fees prorated in the event of a partial year of service. Directors who are VSE employees receive no additional compensation for service as a director. In addition, no compensation is paid to a director for personal services rendered to VSE pursuant to a consulting services agreement between the director and VSE, or any of VSE's subsidiaries, unless authorized as a special assignment by the Board. No such authorization was requested for or on behalf of any director in 2004. The foregoing procedures do not restrict reimbursement for expenses incurred by a director for attending meetings of the Board or its authorized committees.

       Pursuant to the VSE Corporation 2004 Stock Option Plan, each non-employee director (currently Messrs. Kendall, Koonce, Lafond, Osnos, General Ross, and Ms. Wachtel), is granted, as of January 1 each year commencing with January 1, 2005, a nondiscretionary five-year option to purchase up to 1,000 shares of VSE Stock (1,000 shares represents the maximum number of shares which may be covered by options issued annually to each non-employee director pursuant to either or both of the VSE Corporation 1998 and 2004 Stock Option Plans). Each option vests 25% on the date of the grant and on each of the first three successive anniversary dates of the date of grant (100% vested after three years). The option price per share for each nondiscretionary grant is not less than the fair market value of VSE Stock as of the date the option is granted. See "Security Ownership of Certain Beneficial Owners and Management" above for further information on the stock options held by each VSE director.

       Pursuant to the VSE Corporation 2004 Non-employee Directors Stock Plan (the "Directors Stock Plan"), each non-employee director has the ability to elect that payment of all or a portion of his or her annual compensation for service as a VSE director ($20,000 per year) be paid in VSE Stock at fair market value determined in accordance with the Directors Stock Plan. For 2004 General Ross elected to have 50% of his annual compensation paid in VSE Stock.

Certain Relationships and Related Transactions

       Pursuant to an agreement dated as of October 21, 1998, Donald M. Ervine serves as the Chief Executive Officer of VSE at a base salary of $300,000 per annum. Mr. Ervine is employed for a term ending on January 1, 2006, subject to automatic extensions for successive one-year periods unless notice to terminate is given by Mr. Ervine at least 90 days prior to the expiration of the term or any such one-year extension of the term. Mr. Ervine's base salary is subject to review in January of each year, provided that the base salary shall not be less than $254,000 per annum. Mr. Ervine is also eligible to receive an annual performance bonus each year as determined by the Board or its Compensation Committee. Mr. Ervine's employment may be terminated by the Board for willful and gross misconduct and in the case of death or disability which prevents
Mr. Ervine from substantially fulfilling his duties for a period in excess of six months. If Mr. Ervine's employment is terminated because of death or illness or disability, he or his beneficiary, as the case may be, will be paid his annual base salary then in effect for one full year from the date of death or disability. Mr. Ervine's employment may also be terminated without cause on 60 days prior notice and on payment of a lump sum severance compensation payment equal to two times his annual base salary then in effect. The agreement includes a covenant by Mr. Ervine not to be involved, directly or indirectly, in a business enterprise that competes with VSE during the term of his employment and for two years thereafter. Under the terms of the agreement, Mr. Ervine will be nominated to serve as a director and will be elected Chairman of the Board during the term of his employment. If a change of control of VSE, as defined, occurs, Mr. Ervine may terminate the agreement and will be entitled to a lump sum severance compensation payment equal to three times his annual base salary then in effect.

       Pursuant to an agreement dated as of January 15, 1999, Admiral Robert J. Kelly, U.S. Navy (Ret.), serves as President and Chief Operating Officer of Energetics Incorporated ("Energetics"), a wholly owned subsidiary of VSE. Admiral Kelly is employed for a term ending on January 1, 2006, subject to automatic extensions for successive one-year periods unless notice to terminate is given by either Admiral Kelly or VSE at least 90 days prior to the expiration of the term or any such one-year extension of the term. Other terms and conditions of Admiral Kelly's agreement are substantially similar to those of Mr. Ervine's 1998 agreement, including change of control rights, except that Admiral Kelly is employed at a minimum base salary of $166,000 per annum, and will be nominated as a director of VSE and of Energetics during the term of the agreement. Admiral Kelly has indicated his intention to retire from the Board and from his office as Chairman and President of VSE's wholly owned subsidiary Energetics Incorporated, and accordingly, he has not been nominated as a VSE director for the year 2005-2006.

       Pursuant to separate agreements entered into in 1997 and expiring on January 1, 2006, Mr. Knowlton and Mr. Weber each have agreements with VSE to continue to serve in the executive officer's current or comparable capacity, subject to automatic extensions for successive one-year periods unless notice to terminate is given by the officer at least 90 days prior to the expiration of the term or any such one-year extension of the term. The terms and conditions in the executive officer agreements are similar to those of Mr. Ervine's 1998 agreement except that (a) each of the executive officers is employed at a minimum base salary equal to the executive officer's annual base salary in effect on the date the agreement was signed, subject to annual and special reviews, (b) each of the executive officers will be reappointed to serve in the executive officer's current or comparable capacity, (c) in the event of termination without cause, each executive officer's lump sum severance compensation payment shall equal his or her annual base salary then in effect, and (d) in the event of a change of control of VSE, as defined, each executive officer may terminate the agreement and will be entitled to a lump sum severance compensation payment equal to two times his annual base salary then in effect.

       Pursuant to separate agreements entered into in 2004 and expiring on December 31, 2006, Mr. Dacus and Mr. Loftus each have agreements with VSE to continue to serve in the executive officer's current or comparable capacity, subject to automatic extensions for successive one-year periods unless notice to terminate is given by either VSE or the officer at least 90 days prior to the expiration of the term or any such one-year extension of the term. The terms and conditions in the executive officer agreements are similar to those of Mr. Ervine's 1998 agreement except that (a) each of the executive officers is employed at a minimum base salary equal to the executive officer's annual base salary in effect on the date the agreement was signed, subject to annual and special reviews, (b) each of the executive officers will be reappointed to serve in the executive officer's current or comparable capacity, (c) in the event of termination without cause, each executive officer's lump sum severance compensation payment shall equal his or her annual base salary then in effect, and (d) in the event of a change of control of VSE, as defined, each executive officer may terminate the agreement and will be entitled to a lump sum severance compensation payment equal to one times his annual base salary then in effect.

       There is no family relationship between any director or executive officer of VSE and any other director or executive officer of VSE.

       The law firm of Arent Fox PLLC, of which Mr. Osnos is of counsel, has represented and is expected to continue to represent VSE on various legal matters.

       VSE and the trustees of its employee benefit plans have in the past effected certain of their transactions in VSE Stock through Wachtel & Co., Inc., of which Ms. Wachtel is a director, officer and shareholder, and through Koonce Securities, Inc., which is wholly owned by Mr. Koonce. No transactions in VSE Stock occurred with Wachtel & Co., Inc. or Koonce Securities, Inc. in 2004.

       The Board recommends a vote FOR the proposal to elect each of the seven persons nominated to serve as a director of VSE for the ensuing year, as discussed above, and your proxy will be so voted unless you specify otherwise.

                                Proposal No. 2
                                ______________

           APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

       Based on the recommendation of its Audit Committee, the Board has appointed the firm of Ernst & Young LLP to be VSE's independent certified public accountants for the year ending December 31, 2005, and recommends to stockholders that they vote for ratification of that appointment. Although not required to do so, the Board has determined that it would be desirable to request stockholders' approval of this appointment. The ratification of the appointment of VSE's independent certified public accountants will require the affirmative vote by the holders of a majority of the outstanding Stock present in person or represented by proxy at the Meeting. If such approval is not received, the Board will reconsider the appointment.

       In 2004 and 2003 Ernst & Young LLP services included an examination of VSE's consolidated financial statements, the financial statements of certain benefit plans, and reviews of the consolidated financial statements included in VSE Form 10-Qs filed with the SEC for each of the quarters ended March 31, June 30, and September 30.

       Ernst & Young LLP billed VSE for professional services rendered for the years ended December 31, 2004 and December 31, 2003, as follows:

       	                                     2004        2003
                                             ----        ----
       Audit fees (1)                      $168,028    $151,500
       Audit-related fees (2)                27,500      15,493
       Tax fees                                   -           -
       All other fees                             -           -
       _______________

       (1) Includes fees and expenses related to the fiscal year audit and to interim reviews and related accounting consultation.
       (2) Includes fees and expenses for the audit of the employee benefit plan and consultation regarding internal control reporting.

       The Audit Committee approves in advance all audit and non-audit services provided by the independent auditors prior to their engagement with respect to such services. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve additional audit-related and non-audit services not prohibited by law to be performed by VSE's independent auditors and associated fees up to a maximum for any one non-audit service equal to the lesser of $30,000 or 25% of the audit fees for VSE's most recent completed fiscal year, provided that the Chair shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting. The Audit Committee approved in advance all of the audit and non-audit services provided by the independent auditors in fiscal 2004.

       A representative of Ernst & Young LLP is expected to attend the Meeting, will have an opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions.

       The Board recommends a vote FOR the proposal to ratify the appointment of Ernst & Young LLP to serve as VSE's independent certified public accountants for the fiscal year ending December 31, 2005, and your proxy will be so voted unless you specify otherwise.

                            AUDIT COMMITTEE REPORT
       The Audit Committee (the "Committee") is composed of three non-employee directors (Messrs. Lafond and Kendall and Ms. Wachtel), each of whom is considered an "independent" director for the purposes of the applicable rules of NASDAQ and the SEC. The Committee's responsibilities are set forth in its charter, a copy of which is available on VSE's Internet site, www.vsecorp.com. The Board and the Committee believe that the Committee members are and were at the time of the actions described in this report "independent" directors as independence is defined by NASDAQ Rule 4200(a)(15).

       The Committee has reviewed and discussed with management VSE's audited consolidated financial statements as of and for the year ended December 31, 2004, and has discussed with VSE's independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants.

       The Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, issued by the Independence Standards Board, and has discussed with the auditors the auditors' independence and considered whether the provision of non-audit services by the auditors is compatible with maintaining their independence.

       Based on the foregoing reviews and discussions, the Committee recommended to the Board that the above referenced consolidated financial statements be included in VSE's Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC.

       Audit Committee:       James F. Lafond (Chairman), Clifford M. Kendall,
                              and Bonnie K. Wachtel

                        COMPENSATION COMMITTEE REPORT

       The Board has established a Compensation Committee (the "Committee") to
(a) review corporate compensation policies, including incentive compensation,
(b) recommend to the Board for its determination the compensation of the Chief Executive Officer (the "CEO"), and (c) review the compensation of other executive officers and employees. The Committee is composed entirely of non-employee directors (see "Board of Directors, Committees and Corporate Governance" above).

Compensation Philosophy

       VSE's overall compensation philosophy is based on aligning executive compensation with industry standards and with financial performance objectives established by the Board. Under the Committee's supervision, VSE has established compensation policies designed to attract and retain qualified executives and to link total compensation to corporate goals. The key elements of VSE executive compensation are base salary, a performance bonus incentive plan, and a long-term incentive plan.

Base Salary

       The base salaries for executive officers and other corporate officers are established primarily on the basis of comparability to the range of compensation paid by companies of similar size and industry, as determined by commercially available wage and salary surveys. Size is determined primarily by reference to annual revenues and number of employees. VSE's industry group is engineering and technical services (formerly SIC Code 8711). National and geographic differences in compensation are considered based on the executive's primary area of operations and responsibility. VSE targets a competitive salary for executive officers with performance incentives as indicated by such surveys.

Performance Bonus

       During 2002 VSE's performance bonus plan was based on achieving corporate and business unit goals, weighted approximately as follows: 20% on achieving corporate revenue and profit targets and 80% on achieving specified performance objectives within the business unit, such as revenue and profit targets, proposals submitted and won, new business development, and budget, cost, and total quality management.

       During 2003 the Committee approved a revised performance bonus plan based on achieving financial results in excess of certain financial thresholds or goals specified at the beginning of the year. Such goals consist principally of revenue goals and pretax income for operating units, pretax income for staff support personnel, and return on equity for corporate executives. Annual bonus amounts are paid in February after establishing the financial results for the prior calendar year.

       For 2004 aggregate performance bonuses of about $1,474,000 were earned and paid to VSE employees under the performance bonus plan, including about $501,000 paid to executive officers under the plan.

       VSE's wholly owned subsidiary Energetics Incorporated ("Energetics") maintains a performance bonus plan for its employees, including Admiral Kelly. Amounts contributed to the plan are determined by Energetics based on its ability to utilize direct labor, contain costs, maintain competitive burden rates, and achieve pretax profitability. Bonus amounts accrued are distributed on the basis of individual and group contribution to meeting corporate goals for revenue, profit, marketing, and new and repeat business. Annual bonus amounts are paid in February after establishing the financial results for the prior calendar year. Admiral Kelly's bonus under the plan is approved by the Energetics and VSE Board of Directors.

Long-term Compensation

       During 2004 the Board recommended and the stockholders approved the adoption of the VSE Corporation 2004 Stock Option Plan (the "2004 Plan"), which replaced a substantially similar 1998 Plan. Under the 2004 Plan, an aggregate of 350,000 shares of VSE Stock may be purchased pursuant to the grant of options.

       The purpose of the 2004 Plan is to provide non-employee directors, executive officers, and key personnel with long-term performance incentives and an identity of interests with the stockholders. VSE operates in a highly specialized field in which success is substantially dependent on the expertise of qualified and highly motivated key personnel. Management believes that the plans have been of material assistance in recruiting, motivating, and retaining key personnel.

       Discretionary stock options granted under the 2004 Plan are approved by the Committee after considering recommendations submitted by management based on the perceived long-term contribution of key personnel. The Committee independently determines the number of stock options to be awarded to the Chairman and CEO and President and COO. Awards of discretionary stock option grants approved by the Committee are subject to ratification by the Board.

All Other Compensation

       All VSE officers are entitled to participate in company fringe benefit programs, including the VSE Employee ESOP/401(k) Plan, which is an IRS qualified plan available to all eligible employees. Effective April 1, 1999, employer contributions to the ESOP portion of the plan were discontinued and replaced by employer contributions to the 401(k) portion of the plan based on employee 401(k) deferrals. The employer 401(k) contribution is equal to 50% of the first 6% of employee pay deferred into the employee's 401(k) account. Amounts contributed to the VSE ESOP/401(k) plan on behalf of the named executive officers are included in the "Summary Compensation Table."

       VSE has a non-qualified Deferred Supplemental Compensation Plan (the "DSC Plan") for all VSE officers. The DSC Plan provides, at the Board's discretion, for an annual contribution not to exceed 12% of VSE's consolidated net income for the year. Each officer's allocation from the annual contribution bears the same percentage to the annual contribution as that officer's salary bears to total annual officer salaries. Pursuant to the DSC Plan, an annual contribution of approximately $205,000 was authorized for 2004. Benefits under the DSC Plan are payable to the participant on retirement or resignation, subject to a vesting schedule, non-competition agreement, and other plan provisions, or in the event of a change of control of VSE. Amounts contributed to the DSC Plan on behalf of the named executive officers are included in the Summary Compensation Table.

       Energetics maintains a profit sharing plan (the Energetics Incorporated Profit Sharing Plan and Trust) for its employees, including Admiral Kelly. All Energetics employees who have completed two years of service are members of the profit sharing plan. At the discretion of its Board of Directors, Energetics makes contributions to the plan approximately equal to 10% of eligible employee compensation. Eligible employee compensation under the plan is capped at $200,000 per year.

Chief Executive Officer Compensation

       During 2004, 2003, and 2002, VSE's Chairman and Chief Executive Officer ("CEO") (Mr. Ervine) was compensated in accordance with an employment agreement negotiated and approved by the Committee in 1999. The agreement with Mr. Ervine extends through January 1, 2006, and is subject thereafter to automatic extensions for successive one-year periods unless notice to terminate is given by Mr. Ervine at least 90 days prior to the expiration of the term or any such one-year extension of the term. The agreement provides for a minimum base salary, with other terms and conditions substantially similar to a predecessor January 1, 1996, employment agreement (see "Certain Relationships and Related Transactions" above for a description of the current employment agreement).
On February 15, 2002, Mr Ervine assumed additional duties as VSE President and Chief Operating Officer. During 2004 Mr. Ervine was paid a base salary of $264,000 and served as VSE Chairman, CEO, President and Chief Operating Officer. The Committee approved an increase in Mr. Ervine's base salary to $300,000 in January 2005.

       The CEO's performance bonus for 2004 was determined on the basis of achieving significantly improved financial results in 2004 as compared to 2003, including increases in revenues, net income, and return on equity.

       The CEO's performance bonus for 2003 was determined on the basis of achieving significantly improved financial results in 2003 as compared to 2002, including increases in net income ($2.0 million versus $652 thousand) and return on equity (11.9% versus 4.0%).

       For 2002 VSE net income and return on equity declined compared to 2001, and the Committee did not recommend a bonus for 2002.

       Pursuant to the 2004 Plan, the Committee recommended that the CEO be awarded a discretionary stock option covering 15,000 shares of VSE Stock, effective January 1, 2005.

       Compensation Committee:	 Jimmy D. Ross (Chairman), Clifford M. Kendall,
                                 and Calvin S. Koonce

Compensation Committee Interlocks and Insider Participation

       No executive officer of VSE serves or has served as a member of the Compensation Committee of another entity, one of whose executive officers serves on VSE's Compensation Committee. No executive officer of VSE serves or has served as a director of another entity, one of whose executive officers serves on VSE's Compensation Committee.

       Mr. Koonce is a major stockholder of VSE. See "Security Ownership of Certain Beneficial Owners and Management."

       VSE and the trustees of its employee benefit plans have in the past effected certain of their transactions in VSE Stock through Wachtel & Co., Inc., of which Ms. Wachtel is a director, officer and shareholder, and through Koonce Securities, Inc., which is wholly owned by Mr. Koonce. No transactions in VSE Stock occurred with Wachtel & Co., Inc. or Koonce Securities, Inc. in 2004.

       Mr. Osnos is of counsel at the law firm of Arent Fox PLLC, which has represented and is expected to continue to represent VSE on various legal matters. See "Certain Relationships and Related Transactions."

Summary Compensation Table

       The following table reports the compensation paid for the past three years for each of the five most highly compensated VSE executive officers, including the Chief Executive Officer.
                                                             Long-term       All
                                                Annual      Compensation    Other
                                             Compensation      Awards    Compensation
                                           ----------------    -------   ------------
                                   Fiscal  Salary     Bonus    Options
Name and Principal Position         Year     ($)       ($)       (#)        ($)(1)
---------------------------         ----   -------  -------    -------    -------
Thomas G. Dacus                     2004   155,000   85,000     9,000      18,064
  Senior Vice President and         2003   150,200   60,000     9,000       7,253
  Director, Federal Group           2002   140,000    8,000     2,000       7,243

Donald M. Ervine                    2004   264,000  119,000    15,000      28,814
  Chairman of the Board,            2003   264,000   35,000    12,000     105,739
  President and CEO/COO             2002   254,000        0    12,000       5,174

Robert J. Kelly                     2004   189,000   60,000         0      20,500
  President, Energetics Incor-      2003   183,500   68,000         0      20,000
  porated, and Director, Energy     2002   178,200   68,000     5,000      20,000
  and Environment Group

James M. Knowlton                   2004    184,400   92,000   10,000      20,810
  Executive Vice President and      2003    183,200   50,000    9,000       8,223
  Director, International Group     2002    170,000   20,000    6,000      11,349

Craig S. Weber                      2004    161,000   70,900    6,000      18,636
  Executive Vice President,	    2003    156,800   20,800    7,000      17,264
  Chief Administrative Officer,     2002    148,500        0    6,000       4,425
  and Secretary


(1) The column headed "All Other Compensation" includes (a) for each of the named executive officers other than Admiral Kelly, contributions made by VSE to two defined contribution employee benefit plans: the VSE Employee
       ESOP/401(k) Plan, which is generally available to all VSE employees, and the DSC Plan, (b) contributions made for Admiral Kelly to the Energetics
       Profit Sharing Plan and Trust (see descriptions of the VSE and Energetics plans under the subheading "All Other Compensation" in the "Compensation
       Committee Report"), and (c) in 2003, $95,197 paid to Mr. Ervine for cashed-in unused accrued vacation and $10,000 paid to Mr. Weber per VSE's employee spot bonus program.


Option Grants in Last Fiscal Year

       The following table reports the options granted in fiscal year 2004 for each of the five most highly compensated VSE executive officers, including the chief executive officer.

                                    - 14 -

                                                                  Potential realizable value
                     ----------------Individual Grants----------   at assumed annual rates
                                                                    of stock appreciation
                                                                     for option term (1)
                     ----------------------------------------------------------------------
                     Number of    % of Total                      Hypothetical Hypothetical
                     Securities    Options                           value        value
                     Underlying   Granted to                      realized at  realized at
                       Options    Employees  Exercise               5% stock    10% stock
                       Granted    in Fiscal   Price   Expiration  appreciation appreciation
Name                      (2)        Year   ($/share)    Date         ($)           ($)
-------------------------------------------------------------------------------------------
Thomas G. Dacus           9,000     12.9%     25.17    12/31/09     62,586       138,299
Donald M. Ervine         15,000     21.4%     25.17    12/31/09    104,310       230,498
Robert J. Kelly               0      --        --         --            --            --
James M. Knowlton        10,000     14.3%     25.17    12/31/09     69,540       153,665
Craig S. Weber            6,000      8.6%     25.17    12/31/09     41,724        92,199


(1) The dollar amounts reported under the potential realizable value columns at assumed 5% and 10% annual rates of appreciation are not intended to forecast actual future appreciation in the stock price. Actual gains, if any, on stock option exercises depend on the future performance of VSE
       Stock. There is no assurance the amounts reflected in this table will be achieved. The assumed rates were compounded annually to the full five-year term of the options.
(2)    Non-qualified stock options which became 25% exercisable on award date
       (1/1/05) and on each of the first three anniversary dates thereafter, except in the event of a change in control of VSE, in which case such options become immediately exercisable.

Aggregate Options Exercised in Last Fiscal Year and Fiscal Year-end Option
Values

       The following table reports the options exercised, exercisable, and unexercisable as of the end of VSE's fiscal year 2004 for each of the five most highly compensated VSE executive officers, including the chief executive officer.
                                                    Number of Securities         Value of Unexercised
                                                    Underlying Unexercised       In-the-Money Options
                                                     Options at 12/31/04          at 12/31/04 ($)(2)
                                                   -------------------------  --------------------------
                      Shares acquired  Value($)
Name                    on exercise   realized(1)  Exercisable Unexercisable  Exercisable Unexercisable
--------------------  --------------- -----------  ----------- -------------  ----------- --------------
Thomas G. Dacus               --              --      3,250        7,750         42,218       97,793
Donald M. Ervine          15,000         340,731     38,000       18,000        678,580      253,380
Robert J. Kelly	              --              --      2,188        1,563         35,428       23,834
James M. Knowlton         10,000         231,189     16,375       10,125        285,946      133,609
Craig S. Weber             1,500          27,930     17,250        9,750        303,578      135,953


                                    - 15 -


(1) Value realized is determined by subtracting the exercise price from the fair market value on the date the options were exercised and multiplying the resulting number by the underlying shares of Stock.
(2) Value is determined by subtracting the exercise price from the fair market value of the Stock as of December 31, 2004 ($25.17 a share) and multiplying the resulting number if positive by the underlying Stock.

Performance Graph

       Set forth below is a line graph comparing the cumulative total return of VSE Stock with (a) a performance index for the broad market in which VSE Stock is traded and (b) a published industry index. VSE Stock is traded on the NASDAQ National Market System, and VSE's industry group is engineering and technical services (formerly SIC Code 8711). Accordingly, the performance graph compares the cumulative total return for VSE Stock with (a) an index for the NASDAQ National Market System (U.S. companies) ("NASDAQ Index") and (b) a published industry index for SIC Code 8711 ("Industry Index").

                                [insert graph]

*	Total return assumes reinvestment of dividends and assumes $100 invested on December 31, 1999, in VSE Stock, the NASDAQ Index, and the Industry Index.


                                    - 16 -


                           Performance Graph Table

	                     1999     2000     2001     2002     2003     2004
                             ----     ----     ----     ----     ----     ----
VSE Stock                     100       72      100      148      185      356
NASDAQ Index                  100       62       50       34       52       56
Industry Index                100      176      193      125      237      290


                            STOCKHOLDER PROPOSALS

       Proposals of stockholders intended to be presented at VSE's 2006 annual meeting of stockholders must have been received by VSE's Secretary at VSE's principal executive offices, 2550 Huntington Avenue, Alexandria, Virginia 22303-1499, by no later than the close of business on Wednesday, February 2, 2006, to be considered for inclusion in VSE's proxy material relating to such meeting.

                                OTHER MATTERS

       VSE will bear the costs of the solicitation of proxies for use at the Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of VSE. Arrangements will also be made with brokerage houses and other custodians, nominees, and fiduciaries, who are record holders of Stock, for forwarding solicitation material to the beneficial owners of the Stock. VSE will, on the request of such record holders, pay the reasonable expenses for completing the mailing of such materials to the beneficial owners.

       Please sign and promptly return your proxy in the enclosed envelope. Your vote is important.

By Order of the Board of Directors
C. S. Weber, Secretary


                                    - 17 -









Form of Proxy
________________________________________________________________________________

VSE Corporation PROXY              This Proxy is solicited on behalf of the
2550 Huntington Avenue             Board of Directors
Alexandria, Virginia 22303-1499    The undersigned hereby appoints D. M. Ervine
                                   and C. S. Weber as Proxies, each with the power to appoint his substitute, and hereby authorizes them to vote as designated below, all the shares of Common Stock of VSE Corporation held of record by the undersigned on March 21, 2005, at the annual meeting of stockholders scheduled to be held on May 3, 2005, and at any adjournment thereof.


1. ELECTION OF DIRECTORS
   FOR all nominees listed below	           WITHHOLD AUTHORITY

   (except as marked to the contrary below) ___	   to vote for all nominees
                                                   listed below ___

   (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

   Donald M. Ervine, Clifford M. Kendall, Calvin S. Koonce, James F, Lafond,
             David M. Osnos, Jimmy D. Ross, and Bonnie K. Wachtel

2. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP as the independent auditor of VSE Corporation.

	___ FOR	                  ___ AGAINST	                ___ ABSTAIN

3. In their discretion, the Proxies are authorized to vote on such other business as may properly come before this meeting.

                       (to be signed on the other side)
________________________________________________________________________________
________________________________________________________________________________

                       (continued from the other side)

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

                    Please sign exactly as it appears printed hereon. When
                    shares are held by joint tenants, both should sign. When
                    signing as an attorney, executor, administrator, trustee,
SAMPLE CARD         or guardian, please give full title as such. If signing as a corporation, please sign full corporate name by President or other authorized officer. If signing as a partnership, please sign in partnership name by authorized person.


Dated: _______________, 2005			    ___________________________
Please vote, sign, date, and,	                    Signature
return the Proxy Card using
the enclosed envelope.				    ___________________________
                                                    Signature if held jointly

________________________________________________________________________________